For more information contact:
Stephen S. Romaine, President & CEO
Matthew Tomazin, Executive VP & CFO
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Friday, July 24, 2026

Tompkins Financial Corporation Reports Increased Cash Dividend
ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)
Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.70 per share, payable on August 14, 2026, to common shareholders of record on August 7, 2026. The dividend amount represents an increase of $0.03 per share, or 4.5% over the dividend paid in the second quarter of 2026.

ABOUT TOMPKINS FINANCIAL CORPORATION
Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Bank & Trust, which offers a full array of financial products and services, including commercial and consumer banking. Tompkins Bank & Trust provides wealth management services, including investment management, trust and estate, financial and tax planning services, under the Tompkins Financial Advisors brand. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.